UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2015

FIDELITY & GUARANTY LIFE

(Exact name of registrant as specified in its charter)

Delaware	001-36227	46-3489149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Two Ruan Center 601 Locust Street, 14th Floor Des Moines, IA		50309
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (800) 445-6758

Former name or former address, if changed since last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

Pursuant to the previous announcement on January 16, 2015, Christopher J. Littlefield assumed the position of Chief Executive Officer of Fidelity & Guaranty Life (the “Company”) effective May 1, 2015. In connection with this event, the Company’s subsidiary, Fidelity & Guaranty Life Business Services, Inc., entered into an Amended and Restated Employment Agreement, dated as of May 6, 2015, with Mr. Littlefield (the “Employment Agreement”). The Employment Agreement was guaranteed by the Company and Fidelity & Guaranty Life Insurance Company. The term of the Employment Agreement began on May 1, 2015 and continues through September 30, 2016, and the term automatically renews for additional one year periods thereafter absent written notice of intent to terminate by either party at least 30 days prior to the expiration of a term.

Under the Employment Agreement, Mr. Littlefield’s annual base salary was increased from $500,000 to $800,000. For fiscal 2015, Mr. Littlefield will be eligible for a target bonus opportunity of $625,000, and each year thereafter will be eligible for a target bonus opportunity of 100% of his base salary, although actual bonus levels may be more or less than the target based on Company and individual performance. On May 11, 2015, Mr. Littlefield will receive equity grants of 27,033 shares of restricted stock and 24,084 stock options. At the first annual grant cycle, Mr. Littlefield will be granted $680,000 in the form of restricted stock and $120,000 in the form of stock options; each year thereafter Mr. Littlefield will be eligible for an equity award target grant opportunity equal to 100% of his base salary, although actual grant levels may be more or less than the target based on Company and individual performance. The restricted stock and stock options are subject to customary vesting conditions.

The Company may terminate Mr. Littlefield’s employment at any time for Cause (as defined in the Employment Agreement) and with two weeks’ written notice without Cause. Mr. Littlefield may terminate his employment with sixty days written notice. Upon a termination by the Company for Cause or by Mr. Littlefield without Good Reason (as defined in the Employment Agreement), Mr. Littlefield will be entitled to salary, accrued vacation time and any earned and unpaid bonuses through the termination date (the “Accrued Obligations”). Upon a termination by the Company other than for Cause or by Mr. Littlefield with Good Reason, Mr. Littlefield will be entitled to receive (1) Accrued Obligations, (2) a pro rata bonus based on the portion of the fiscal year Mr. Littlefield was employed by the Company, (3) continued base salary and target bonus for twelve months, (4) if the termination occurs within 6 months prior to or 18 months following a change in control transaction, continued base salary and target bonus for an additional 12 months. Following any termination of employment, Mr. Littlefield will be subject to a 12-month non-solicitation covenant related to clients and independent marketing organizations of the Company; a 12-month non-competition covenant; and an 18-month non-solicitation of employees covenant.

The foregoing description is qualified in its entirety by reference to the Employment Agreement, which appears as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in response to this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of May 6, 2015, between Fidelity & Guaranty Life Business Services, Inc. and Christopher J. Littlefield.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIDELITY & GUARANTY LIFE

/s/ Eric L. Marhoun
Name:	Eric L. Marhoun
Title: Executive Vice President, General Counsel and Secretary

Dated: May 8, 2015